Exhibit 99.1

AVERY DENNISON REPORTS

SECOND QUARTER 2005 RESULTS

PASADENA, Calif. – July 26, 2005 – Avery Dennison Corporation (NYSE:AVY) today reported second quarter diluted earnings per share of $0.89, compared with $0.68 for the second quarter of 2004. The second quarter 2005 earnings include a negative impact of $0.02 per share from asset impairments, transition costs associated with a previously announced plant shutdown, and restructuring costs, while prior-year second quarter earnings include a negative impact of $0.10 per share from a restructuring charge primarily related to the integration of an acquisition. Excluding these costs, second quarter earnings per share increased by more than 16 percent over the comparable quarter. (See Attachment A-3: “Preliminary Reconciliation of GAAP to Non-GAAP Measures”.)

Sales for the second quarter of $1.4 billion were in line with the Company’s expectations, an increase of approximately 7 percent over the same quarter a year ago, with core unit volumes increasing by approximately 1 percent. Profitability increased due to both improved gross profit margin and control of operating expenses.

“Our disciplined pricing actions and focus on expense management have proven effective in the short term, particularly in light of soft market conditions,” said Dean A. Scarborough, president and chief executive officer of Avery Dennison. “We remain committed to our long-term strategies to accelerate top-line growth and continue productivity improvement.”

Financial highlights for the second quarter of 2005:

•	Earnings per share, on a diluted basis, were $0.89, compared with $0.68 in the same quarter a year ago, including the negative impact of restructuring, asset impairment and plant transition costs totaling $0.02 per share and $0.10 per share in the current and prior years, respectively. While results for the second quarter of 2005 include a $0.04 per share benefit from a reduction in the tax rate compared with the first quarter of 2005, the effective tax rate for the second quarter was comparable to the same period a year ago.

•	Net income was $89.4 million, compared with $68.5 million in the second quarter of 2004, including the after-tax impact of restructuring, asset impairment and plant transition costs totaling $2.4 million and $10.0 million in the current and prior years, respectively.

•	Sales grew approximately 7 percent over the prior year, reaching $1.4 billion for the second quarter of 2005, compared with $1.3 billion in the second quarter of 2004. The impact of currency translation contributed approximately 45 percent of the sales growth during the quarter, while price and mix contributed approximately 30 percent. Local currency sales in the emerging markets of Asia, Latin America, and Eastern Europe were up 13 percent over the same period last year.

•	Core unit volume grew an estimated 1 percent over the prior-year second quarter, below the Company’s expectations, reflecting generally weak industry conditions and share loss related to price increases in several businesses.

•	Gross profit margin improved 50 basis points compared with the second quarter of 2004 due to the completion of the European manufacturing consolidation in the prior year and other productivity improvement efforts. Higher raw material costs were fully offset with selling price increases.

•	Marketing, general and administrative expenses as a percent of sales improved by 10 basis points compared to the same quarter a year ago, and 110 basis points compared to the first quarter of 2005, due in part to spending controls implemented during the quarter.

•	Operating margin improved by 70 basis points over the second quarter of 2004, excluding restructuring, asset impairment and plant transition costs recognized in both periods, due to the factors affecting gross profit margin and marketing, general and administrative expenses described above. (See Attachment A-3: “Preliminary Reconciliation of GAAP to Non-GAAP Measures”.)

•	The tax rate for the second quarter was 22.7 percent, reflecting a reduction of 200 basis points in the year-to-date tax rate due to geographic income mix and other factors.

Financial highlights for the first six months of 2005:

•	Earnings per share, on a diluted basis, were $1.46, compared with $1.21 for the first half of 2004. Excluding restructuring, asset impairment and plant transition costs (offset by a small gain on sale of assets in the first quarter of 2005), earnings per share were $1.52, compared with $1.46 for the first six months of 2004. (See Attachment A-3: “Preliminary Reconciliation of GAAP to Non-GAAP Measures”.)

•	Net income was $147.1 million, compared with $121.1 million for the first six months of 2004, including the after-tax impact of restructuring, asset impairment and plant transition costs (offset by a small gain on sale of assets in the first quarter of 2005) totaling $5.5 million and $25.5 million in the current and prior years, respectively.

•	Sales grew approximately 8 percent to $2.8 billion, compared with $2.6 billion in the first half of the prior year. The impact of currency translation contributed approximately 40 percent of the sales growth during the first six months, while price and mix contributed approximately 30 percent.

•	Core unit volume rose approximately 2 percent compared with the same period a year ago.

Segment results

The Company’s Pressure-sensitive Materials segment reported sales of approximately $806 million, up nearly 9 percent over the second quarter of 2004. Slightly more than half of the increase in segment revenue reflects unit volume growth and a positive contribution from price and mix. The balance of the growth is attributable to the impact of currency translation, primarily the Euro.

Before the effects of currency translation, sales in the North American pressure-sensitive roll materials business declined by approximately 3 percent, with the benefit of price increases more than offset by a decline in volume. The volume decline affected most business segments within the North American pressure-sensitive roll materials business with the exception of films, which continued to benefit from growth in the beverage label market.

Sales in the European pressure-sensitive roll materials business grew approximately 12 percent in local currency, driven by strong unit volume growth, due in part to share gain related to a paper industry strike in Finland that negatively affected some of the Company’s competitors. Strong growth in the Eastern European region also contributed to this result. The roll materials business in Asia reported double digit growth in local currency sales, while this business in Latin America grew at a high single digit rate. Sales in the graphics and reflective materials business declined by approximately 2 percent before the effect of currency.

Excluding restructuring and asset impairment costs, operating margin for the segment increased to 9.4 percent compared with 8.6 percent a year ago, due to productivity improvement initiatives, including a plant closure completed in Europe during the second quarter of 2004, as well as spending controls. The benefit of price increases covered higher raw material costs. (See Attachment A-4: “Preliminary Supplementary Information, Reconciliation of GAAP to Non-GAAP Supplementary Information”.)

The Office and Consumer Products segment reported sales of approximately $300 million, an increase of more than 4 percent over the second quarter of 2004. Slightly more than half of the revenue growth for the segment reflects selling price increases. The balance of the sales growth is attributable to the impact of currency translation, primarily the Euro.

The segment benefited from earlier than usual shipment of back-to-school orders. An estimated $10 million in customer orders related to the back-to-school season were shipped earlier than the prior year, shifting an estimated $0.03 of earnings per share from the third quarter into the second.

Excluding restructuring and plant transition costs, operating margin for the segment increased to 17.0 percent compared with 14.1 percent a year ago, reflecting productivity improvement efforts and spending controls. Price increases, effective January 1 of this year, have covered cumulative raw material cost inflation for the segment. (See Attachment A-4: “Preliminary Supplementary Information, Reconciliation of GAAP to Non-GAAP Supplementary Information”.)

The Retail Information Services segment reported sales of approximately $182 million, an increase of slightly more than 10 percent over the second quarter of 2004. Approximately two-thirds of the growth is due to the combined effect of the

Rinke acquisition and currency translation, with the balance due to core unit volume growth. Excluding restructuring costs, operating margin for the segment increased to 10.4 percent in the second quarter, compared with 10.1 percent a year ago, reflecting productivity improvement efforts, including movement of production from Hong Kong to lower cost operations in mainland China, as well as spending controls. (See Attachment A-4: “Preliminary Supplementary Information, Reconciliation of GAAP to Non-GAAP Supplementary Information”.)

Businesses in the other specialty converting group reported sales of approximately $131 million, comparable to the prior year. Excluding asset impairment, operating margin for these businesses declined to 1.9 percent from 8.4 percent a year ago, largely due to higher spending related to the Company’s radio frequency identification (RFID) division. (See Attachment A-4: “Preliminary Supplementary Information, Reconciliation of GAAP to Non-GAAP Supplementary Information”.)

Outlook

Reflecting improved profitability and the reduction in its tax rate, Avery Dennison is raising its earnings-per-share guidance for the full year to $2.95 to $3.20, from its previously announced expectation of $2.85 to $3.15. The Company’s earnings guidance excludes the impact of restructuring and asset impairment charges. Year-to-date charges and transition costs, net of gain on sale of assets, total $0.06 per share. Additionally, the Company anticipates modest costs associated with restructuring actions in the third quarter of 2005, with the possibility of more significant actions in the fourth quarter of 2005. The Company said its outlook anticipates continued weakness in core volume growth, with the expectation of relatively stable raw material costs.

“Given modest expectations for unit volume growth in the short term, we will continue to focus on expense management and we are in the process of evaluating new opportunities for reducing our cost structure,” said Scarborough. “While some of the second quarter spending cuts are not sustainable over the long term, we expect to secure additional sources of cost savings as a result of a number of key initiatives currently underway across the Company.”

“Our long-term opportunities for growth are excellent. We are confident that improved economic conditions, our leadership position in growing emerging markets, innovations from our Horizons growth program and the expansion of our RFID business will accelerate demand for our products and services in the future,” said Scarborough.

Avery Dennison is a global leader in pressure-sensitive labeling materials, office products and retail tag, ticketing and branding systems. Based in Pasadena, Calif., Avery Dennison is a FORTUNE 500 company with 2004 sales of $5.3 billion. Avery Dennison employs more than 21,000 individuals in 47 countries worldwide who apply the Company’s technologies to develop, manufacture and market a wide range of products for both consumer and industrial markets.

Products offered by Avery Dennison include Avery-brand office products and graphics imaging media, Fasson-brand self-adhesive materials, peel-and-stick postage stamps, reflective highway safety products, labels for a wide variety of automotive, industrial and durable goods applications, brand identification and supply chain management products for the retail and apparel industries, and specialty tapes and polymers.

Forward-Looking Statements

Certain information presented in this news release may constitute “forward-looking” statements. These statements are subject to certain risks and uncertainties. Actual results and trends may differ materially from historical or expected results depending on a variety of factors, including but not limited to fluctuations in cost and availability of raw materials; ability of the Company to achieve and sustain targeted cost reductions; foreign exchange rates; worldwide and local economic conditions; selling prices; impact of legal proceedings, including the U.S. Department of Justice (“DOJ”) criminal investigation, as well as the European Commission (“EC”) and Canadian Department of Justice investigations, into industry competitive practices and any related proceedings or lawsuits pertaining to these investigations or to the subject matter thereof (including purported class actions seeking treble damages for alleged unlawful competitive practices, and purported class actions related to alleged disclosure violations pertaining to alleged unlawful competitive practices, which were filed after the announcement of the DOJ investigation, as well as a likely fine by the EC in respect of certain employee misconduct in Europe); impact of epidemiological events on the economy and the Company’s customers and suppliers; successful integration of acquired companies, financial condition and inventory strategies of customers; development, introduction and acceptance of new products; fluctuations in demand affecting sales to customers; and other matters referred to in the Company’s SEC filings.

The financial information presented in this news release represents preliminary financial results.

The Company believes that the most significant risk factors that could affect its ability to achieve its stated financial expectations in the near-term include (1) potential adverse developments in legal proceedings and/or investigations regarding competitive activities; (2) the degree to which higher raw material costs can be passed on to customers through selling price increases (and previously implemented selling price increases can be sustained), without a significant loss of volume; (3) the impact of economic conditions on underlying demand for the Company’s products; and (4) ability of the Company to achieve and sustain targeted cost reductions.

For more information and to listen to a live broadcast or an audio replay of the 2nd Quarter conference call with analysts, visit the Avery Dennison

Web site at www.investors.averydennison.com

AVERY DENNISON

PRELIMINARY CONSOLIDATED STATEMENT OF INCOME

(In millions, except per share amounts)

	(UNAUDITED)
	Three Months Ended		Six Months Ended
	July 02, 2005	June 26, 2004	July 02, 2005	June 26, 2004
Net sales	$1,418.6	$1,324.0	$2,764.9	$2,570.7
Cost of products sold	992.6	933.4	1,951.1	1,813.6

Gross profit	426.0	390.6	813.8	757.1
Marketing, general & administrative expense	292.5	274.0	584.5	531.7
Interest expense	15.8	14.1	30.3	29.0
Other expense, net(1)	2.1	13.8	5.4	35.2

Income before taxes	115.6	88.7	193.6	161.2
Taxes on income	26.2	20.2	46.5	40.1

Net Income	$89.4	$68.5	$147.1	$121.1

Per share amounts:

Income per common share, assuming dilution	$0.89	$0.68	$1.46	$1.21

Average common shares outstanding, assuming dilution	100.6	100.5	100.6	100.4

Common shares outstanding at period end	100.2	99.9	100.2	99.9

Certain prior year amounts have been reclassified to conform with the 2005 financial statement presentation.

(1)	Other expense for the second quarter of 2005 includes $2.1 of asset impairment charges and restructuring costs.

Other expense for the second quarter of 2004 includes $13.8 of restructuring costs, asset impairment and lease cancellation charges.

Other expense, net, for 2005 YTD includes $8.8 of restructuring costs and asset impairment charges, partially offset by gain on sale of assets of $(3.4).

Other expense for 2004 YTD includes $35.2 of restructuring costs, asset impairment and lease cancellation charges.

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Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Avery Dennison reports financial results in accordance with U.S. GAAP, and herein provides some non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These non-GAAP measures are intended to supplement the Company’s presentation of its financial results that are prepared in accordance with GAAP.

Avery Dennison uses the non-GAAP measures presented to evaluate and manage the Company’s operations internally. Avery Dennison is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

The reconciliation set forth below is provided in accordance with Regulations G and S-K and reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures.

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AVERY DENNISON

PRELIMINARY RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In millions, except per share amounts)

	(UNAUDITED)
	Three Months Ended		Six Months Ended
	July 02, 2005	June 26, 2004	July 02, 2005	June 26, 2004
Reconciliation of GAAP to Non-GAAP Operating Margin:

Net sales	$1,418.6	$1,324.0	$2,764.9	$2,570.7

Income before taxes	$115.6	$88.7	$193.6	$161.2

GAAP Operating Margin	8.1%	6.7%	7.0%	6.3%

Income before taxes	$115.6	$88.7	$193.6	$161.2
Non-GAAP adjustments:
Restructuring and transition costs(1)	1.7	7.7	6.5	23.6
Asset impairment and lease cancellation charges	1.5	6.1	4.2	11.6
Gain on sale of assets	—	—	(3.4)	—
Interest expense	15.8	14.1	30.3	29.0

Adjusted non-GAAP operating income before taxes and interest expense	$134.6	$116.6	$231.2	$225.4

Adjusted Non-GAAP Operating Margin	9.5%	8.8%	8.4%	8.8%

Reconciliation of GAAP to Non-GAAP Net Income:

As reported net income	$89.4	$68.5	$147.1	$121.1
Non-GAAP adjustments, net of taxes:
Restructuring and transition costs	1.3	5.6	4.9	17.1
Asset impairment and lease cancellation charges	1.1	4.4	3.2	8.4
Gain on sale of assets	—	—	(2.6)	—

Adjusted Non-GAAP Net Income	$91.8	$78.5	$152.6	$146.6

Reconciliation of GAAP to Non-GAAP Earnings Per Share:

As reported income per common share, assuming dilution	$0.89	$0.68	$1.46	$1.21
Non-GAAP adjustments per share, net of taxes:
Restructuring and transition costs	0.01	0.06	0.05	0.17
Asset impairment and lease cancellation charges	0.01	0.04	0.03	0.08
Gain on sale of assets	—	—	(0.02)	—

Adjusted Non-GAAP income per common share, assuming dilution	$0.91	$0.78	$1.52	$1.46

Average common shares outstanding, assuming dilution	100.6	100.5	100.6	100.4

Certain prior year amounts have been reclassified to conform with the 2005 financial statement presentation.

(1)	2005 QTD includes transition and restructuring costs of $1.1 and $.6, respectively, primarily related to plant closures.

2005 YTD includes restructuring and transition costs of $4.6 and $1.9, respectively, primarily related to plant closures.

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AVERY DENNISON

PRELIMINARY SUPPLEMENTARY INFORMATION

(In millions)

	(UNAUDITED)
	Second Quarter Ended
	NET SALES		OPERATING INCOME		OPERATING MARGINS
	2005	2004	2005(1)	2004(2)	2005	2004
Pressure-sensitive Materials	$805.7	$739.7	$74.9	$50.7	9.3%	6.9%
Office and Consumer Products	300.2	287.9	49.5	40.2	16.5%	14.0%
Retail Information Services	181.5	164.9	18.8	16.4	10.4%	9.9%
Other specialty converting businesses	131.2	131.5	1.8	11.0	1.4%	8.4%
Corporate Expense	N/A	N/A	(13.6)	(15.5)	N/A	N/A
Interest Expense	N/A	N/A	(15.8)	(14.1)	N/A	N/A

TOTAL	$1,418.6	$1,324.0	$115.6	$88.7	8.1%	6.7%

(1)	Operating income for the second quarter of 2005 includes $3.2 of asset impairment charges, transition and restructuring costs, of which the Pressure-sensitive Materials segment recorded $1.1, the Office and Consumer Products segment recorded $1.4 and Other specialty converting businesses recorded $.7.
(2)	Operating income for the second quarter of 2004 includes restructuring costs, asset impairment and lease cancellation charges of $13.8, of which the Pressure-sensitive Materials segment recorded $13, the Office and Consumer Products segment recorded $.5 and the Retail Information Services segment recorded $.3.

Certain prior year amounts have been reclassified to conform with the 2005 financial statement presentation.

RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTARY INFORMATION

	Second Quarter Ended
	OPERATING INCOME		OPERATING MARGINS
	2005	2004	2005	2004
Pressure-sensitive Materials
Operating income, as reported	$74.9	$50.7	9.3%	6.9%
Non-GAAP adjustments:
Restructuring costs	0.4	6.9	—	0.9%
Asset impairment and lease cancellation charges	0.7	6.1	0.1%	0.8%

Adjusted non-GAAP operating income	$76.0	$63.7	9.4%	8.6%

Office and Consumer Products
Operating income, as reported	$49.5	$40.2	16.5%	14.0%
Non-GAAP adjustments:
Restructuring and transition costs(1)	1.4	0.5	0.5%	0.1%

Adjusted non-GAAP operating income	$50.9	$40.7	17.0%	14.1%

Retail Information Services
Operating income, as reported	$18.8	$16.4	10.4%	9.9%
Non-GAAP adjustments:
Restructuring costs	—	0.3	—	0.2%

Adjusted non-GAAP operating income	$18.8	$16.7	10.4%	10.1%

Other specialty converting businesses
Operating income, as reported	$1.8	$11.0	1.4%	8.4%
Non-GAAP adjustments:
Asset impairment charges	0.7	—	0.5%	—

Adjusted non-GAAP operating income	$2.5	$11.0	1.9%	8.4%

(1)	For 2005, amount includes transition and restructuring costs of $1.1 and $.3, respectively, related to plant closures.

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AVERY DENNISON

PRELIMINARY SUPPLEMENTARY INFORMATION

(In millions)

	(UNAUDITED)
	Six Months Year-to-Date
	NET SALES		OPERATING INCOME		OPERATING MARGINS
	2005	2004	2005(1)	2004(2)	2005	2004
Pressure-sensitive Materials	$1,594.6	$1,468.0	$144.5	$88.4	9.1%	6.0%
Office and Consumer Products	558.9	541.0	77.2	77.4	13.8%	14.3%
Retail Information Services	338.9	303.1	24.6	25.4	7.3%	8.4%
Other specialty converting businesses	272.5	258.6	5.5	24.1	2.0%	9.3%
Corporate Expense	N/A	N/A	(27.9)	(25.1)	N/A	N/A
Interest Expense	N/A	N/A	(30.3)	(29.0)	N/A	N/A

TOTAL	$2,764.9	$2,570.7	$193.6	$161.2	7.0%	6.3%

(1)	Operating income for 2005 includes $10.7 of restructuring costs, asset impairment charges and transition costs, partially offset by gain on sale of assets of $(3.4), of which the Pressure-sensitive Materials segment recorded $.4, the Office and Consumer Products segment recorded $6.2 and Other specialty converting businesses recorded $.7.
(2)	Operating income for 2004 includes $35.2 of restructuring costs, asset impairment and lease cancellation charges, of which the Pressure-sensitive Materials segment recorded $34.4, the Office and Consumer Products segment recorded $.5 and the Retail Information Services segment recorded $.3.

Certain prior year amounts have been reclassified to conform with the 2005 financial statement presentation.

RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTARY INFORMATION

	Six Months Year-to-Date
	OPERATING INCOME		OPERATING MARGINS
	2005	2004	2005	2004
Pressure-sensitive Materials
Operating income, as reported	$144.5	$88.4	9.1%	6.0%
Non-GAAP adjustments:
Restructuring costs	0.4	22.8	—	1.6%
Asset impairment and lease cancellation charges	3.4	11.6	0.2%	0.8%
Gain on sale of assets	(3.4)	—	(0.2)%	—

Adjusted non-GAAP operating income	$144.9	$122.8	9.1%	8.4%

Office and Consumer Products
Operating income, as reported	$77.2	$77.4	13.8%	14.3%
Non-GAAP adjustments:
Restructuring and transition costs(1)	6.2	0.5	1.1%	0.1%

Adjusted non-GAAP operating income	$83.4	$77.9	14.9%	14.4%

Retail Information Services
Operating income, as reported	$24.6	$25.4	7.3%	8.4%
Non-GAAP adjustments:
Restructuring costs	—	0.3	—	0.1%

Adjusted non-GAAP operating income	$24.6	$25.7	7.3%	8.5%

Other specialty converting businesses
Operating income, as reported	$5.5	$24.1	2.0%	9.3%
Non-GAAP adjustments:
Asset impairment charges	0.7	—	0.3%	—

Adjusted non-GAAP operating income	$6.2	$24.1	2.3%	9.3%

(1)	For 2005, amount includes restructuring and transition costs of $4.3 and $1.9, respectively, related to plant closures.

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AVERY DENNISON

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEET

(In millions)

	(UNAUDITED)
	July 02, 2005	June 26, 2004
ASSETS
Current assets:
Cash and cash equivalents	$31.0	$28.0
Trade accounts receivable, net	899.6	868.3
Inventories, net	473.4	452.7
Other current assets	132.1	142.7

Total current assets	1,536.1	1,491.7
Property, plant and equipment, net	1,309.5	1,274.2
Goodwill	725.7	709.4
Intangibles resulting from business acquisitions, net	134.9	143.4
Other assets	564.8	513.0

	$4,271.0	$4,131.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term and current portion of long-term debt	$182.4	$445.0
Accounts payable	616.1	578.5
Other current liabilities	506.2	503.9

Total current liabilities	1,304.7	1,527.4
Long-term debt	976.6	813.5
Other long-term liabilities	438.5	413.2
Shareholders’ equity:
Common stock	124.1	124.1
Capital in excess of par value	697.4	802.4
Retained earnings	1,950.8	1,811.9
Accumulated other comprehensive loss	(74.9)	(83.4)
Cost of unallocated ESOP shares	(9.7)	(11.6)
Employee stock benefit trusts	(539.2)	(668.6)
Treasury stock at cost	(597.3)	(597.2)

Total shareholders’ equity	1,551.2	1,377.6

	$4,271.0	$4,131.7

Certain prior year amounts have been reclassified to conform with the 2005 financial statement presentation.

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AVERY DENNISON

PRELIMINARY CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In millions)

	(UNAUDITED)
	Six Months Ended
	July 02, 2005	June 26, 2004
Operating Activities:
Net income	$147.1	$121.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	77.1	73.4
Amortization	23.1	19.2
Deferred taxes	(1.2)	10.2
Asset impairment and net (gain) loss on sale of assets	2.5	11.4
Other non-cash items, net	(4.6)	(3.3)

	244.0	232.0
Changes in assets and liabilities	(155.9)	(51.7)

Net cash provided by operating activities	88.1	180.3

Investing Activities:
Purchase of property, plant and equipment	(76.8)	(77.2)
Purchase of software and other assets	(10.0)	(8.8)
Payments for acquisitions	(0.6)	(2.3)
Proceeds from sale of assets	16.5	5.8
Other	4.1	(4.8)

Net cash used in investing activities	(66.8)	(87.3)

Financing Activities:
Net increase in borrowings (maturities of 90 days or less)	55.2	68.7
Additional borrowings (maturities longer than 90 days)	76.2	151.0
Payments of debt (maturities longer than 90 days)	(134.2)	(254.0)
Dividends paid	(83.9)	(81.7)
Purchase of treasury stock	—	(0.4)
Proceeds from exercise of stock options, net	3.1	14.0
Other	8.4	7.8

Net cash used in financing activities	(75.2)	(94.6)

Effect of foreign currency translation on cash balances	0.1	0.1

Decrease in cash and cash equivalents	(53.8)	(1.5)

Cash and cash equivalents, beginning of period	84.8	29.5

Cash and cash equivalents, end of period	$31.0	$28.0

Certain prior year amounts have been reclassified to conform with the 2005 financial statement presentation.

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